Exhibit 3(i).3

CERTIFICATE OF MERGER

OF

CHEMEX II CORP., AN OKLAHOMA CORPORATION,

INTO

CHEMEX I CORP., AN OKLAHOMA CORPORATION

The undersigned corporation

DOES HEREBY CERTIFY:

FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

NAME	STATE OF INCORPORATION

Chemex II Corp.	Oklahoma

Chemex I Corp.	Oklahoma

SECOND: That an Agreement and Plan of Merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 1081 of the Oklahoma General Corporation Act.

THIRD: That the name of the surviving corporation of the merger is Chemex I Corp.

FOURTH: That the Certificate of Incorporation of Chemex I Corp., an Oklahoma corporation which is surviving the merger, shall be the Certificate of Incorporation of the surviving corporation.

FIFTH: That the executed Agreement and Plan of Merger is on file at the principal place of business of the surviving corporation, the address of which is 16 South Pennsylvania, Oklahoma City, Oklahoma 73107.

SIXTH: That a copy of the Agreement and Plan of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

SEVENTH: That this Certificate of Merger shall be effective on the 1st day of April, 2010.

Dated: April 1, 2010

CHEMEX I CORP.

By:	/s/ Jack E. Golsen
Name:	Jack E. Golsen
Title:	Chairman

Attest:

/s/ David M. Shear
David Shear, Secretary

2

FIRST AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

SLURRY EXPLOSIVE CORPORATION

TO:	The Secretary of State

State of Oklahoma

101 State Capitol Building

Oklahoma City, Oklahoma 73105

Slurry Explosive Corporation, an Oklahoma corporation (the “Corporation”), for the purpose of amending its Certificate of Incorporation, as provided by Section 1077 of the Oklahoma General Corporation Act, hereby certifies as follows:

1) Article 1 of the Certificate of Incorporation of the Corporation is hereby amended by striking the name “Slurry Explosive Corporation” and substituting the following new name of the Corporation in lieu thereof: “Chemex I Corp.”

2) There are no changes to Articles 2 through 12 of the Certificate of Incorporation of the Corporation.

3) This First Amendment to the Certificate of Incorporation of the Corporation was (i) approved by the Board of Directors of the Corporation, (ii) submitted to the shareholder of the Corporation for approval, and (iii) duly adopted and approved by the shareholder of the Corporation.

SUCH FIRST AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF THE CORPORATION WAS DULY ADOPTED IN ACCORDANCE WITH SECTION 1077 OF TITLE 18 OF THE OKLAHOMA GENERAL CORPORATION ACT.

IN WITNESS WHEREOF, the undersigned does cause this First Amendment to the Certificate of Incorporation of the Corporation to be signed by its Vice President and attested by its Asst. Secretary this 11th day of December, 2002.

SLURRY EXPLOSIVE CORPORATION
ATTEST:

By:	/s/ David M. Shear	By:	/s/ Tony M. Shelby
	Asst. Secretary		Vice President

CERTIFICATE OF INCORPORATION

OF OCT 12 1988

SLURRY EXPLOSIVE CORPORATION

To the Secretary of State

Of the State of Oklahoma:

The undersigned, in order to form a corporation pursuant to the provisions of the Oklahoma General Corporation Act (the “Act”), certifies as follows:

Article 1: Name

The name of the Corporation is:

SLURRY EXPLOSIVE CORPORATION

Article 2: Registered Office and Agent

The address of the Corporation’s registered office in the State of Oklahoma is 16 South Pennsylvania, Oklahoma City, Oklahoma County, Oklahoma 73107, and the name of its registered agent at that address is Larry McLane.

Article 3: Duration

The Corporation shall have perpetual existence.

Article 4: Purpose

The Corporation’s purpose shall consist of doing all things and performing all acts permitted a general corporation under the Act.

Article 5: Authorized Capital

The Corporation shall have the authority to issue 10,000 shares of voting common stock, with a par value of $1.00 per share.

Article 6: Incorporator

The name and address of the incorporator is John C. Andrews, 500 W. Main, Oklahoma City, Oklahoma 73102.

Article 7: Directors

The Corporation shall have the number of directors as specified from time to time pursuant to the provisions of the Corporation’s bylaws.

Article 8: Bylaws

The Corporation’s directors shall have the power and authority to adopt, alter, repeal and amend the Corporation’s bylaws.

Article 9: Compromise or Arrangement

Whenever the Corporation proposes a compromise or arrangement between the Corporation and its creditors, its shareholders, or any class of its creditors or shareholders, any court of equitable jurisdiction within Oklahoma in a summary way may order a meeting of the creditors, shareholders or class of creditors or shareholders, as applicable, on the application of the Corporation, any creditor or shareholder of the Corporation, any receiver or receivers appointed for the Corporation pursuant to Section 1106 of the Act, any trustee or trustees in dissolution of the Corporation, or any receiver or receivers appointed for the Corporation pursuant to Section 1100 of the Act. If a majority in number representing three-fourths in value of the creditors, shareholders, or class of creditors or shareholders, as applicable, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of any compromise or arrangement, the compromise or arrangement and the reorganization (if sanctioned by the court) shall bind the Corporation and all of the shareholders, creditors or class of creditors or shareholders of the Corporation, as applicable.

Article 10: Appraisal Rights

The appraisal rights afforded in Section 1091 of the Act, subject to the duties and limitations set forth in that section, shall attach to any proposed amendment to this Certificate of Incorporation which attempts to impose, directly or indirectly, personal liability for the debts of the Corporation on any shareholder or shareholders.

Article 11: Liability

The directors of the Corporation shall have limited personal liability to the full extent permitted by the Act, as now in effect or later amended, or otherwise permitted by the law. Specifically and without limiting the foregoing provision, the directors of the Corporation shall have no personal liability to the Corporation or its shareholders for monetary damages as a result of any breach of fiduciary duty, except for (a) a breach of the director’s duty of loyalty to the Corporation or its shareholders, (b) an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (c) a violation of Section 1053 of the Act, or (d) a transaction from which the director derived an improper personal benefit.

Article 12: Indemnification

The Corporation may indemnify any and all persons whom it shall have the power to indemnify under the Act, to the full extent permitted by the Act, from and against any and all of the expenses, liabilities and other items specified by the Act, and the indemnification allowed by this Article 1.2 shall not operate to exclude any other rights under the Bylaws of the Corporation, any agreement, any vote of the shareholders or directors, or otherwise, both as to any action in an official capacity and as to any action in another capacity while holding office. The indemnification allowed by this Article 12 shall continue as to a person who has ceased to serve as a director, officer, employee or agent and shall inure to the benefit of the person’s heirs, executors and administrators.

Executed on this 12th day of October, 1988.

/s/ John C. Andrews
JOHN C. ANDREWS

STATE OF OKLAHOMA             )

                                                         )         SS:

COUNTY OF OKLAHOMA         )

This instrument was acknowledged before me on this 12th day of October, 1988, by John C. Andrews.

/s/ Nanette Morris
Notary Public

My Commission Expires:

10-2-91

(SEAL)